Exhibit A to Share Marketing Plan

Name of Fund	Share Class	Maximum Fee	Effective Date

Metropolitan West Total Return Bond Fund	M Admin	0.25% 0.25%	Mar. 31, 1997 Nov. 13, 2007

Metropolitan West Low Duration Bond Fund	M Admin	0.25% 0.25%	Mar. 31, 1997 Nov. 13, 2007

Metropolitan West Ultra Short Bond Fund	M Admin	0.25% 0.25%	Mar. 31, 1997 Nov. 13, 2007

Metropolitan West AlphaTrak 500 Fund	M Admin	0.25% 0.25%	June 29, 1998 Nov. 13, 2007

Metropolitan West High Yield Bond Fund	M Admin	0.25% 0.25%	June 27, 2002 Nov. 13, 2007

Metropolitan West Intermediate Bond Fund	M Admin	0.25% 0.25%	June 27, 2002 Nov. 13, 2007

Metropolitan West Strategic Income Fund	M Admin	0.25% 0.25%	June 30, 2003 Nov. 13, 2007

Metropolitan West Unconstrained Bond Fund	M	0.25%	Sept. 28, 2011

Metropolitan West Floating Rate Income Fund	M	0.25%	June 26, 2013

Metropolitan West Corporate Bond Fund	M	0.25%	June 29, 2018

Metropolitan West Investment Grade Credit Fund	M	0.25%	June 29, 2018

Metropolitan West Flexible Income Fund	M	0.25%	June 29, 2018

Metropolitan West ESG Securitized Fund	M	0.25%	July 29, 2021

Metropolitan West Opportunistic High Income Credit Fund	M	0.25%	July 29, 2021

METROPOLITAN WEST FUNDS

By:

Title:

TCW FUNDS DISTRIBUTORS LLC, as Distribution Coordinator

By:

Title: